                                                EX-99.B(p)sccode

                           CODE OF ETHICS

                   Waddell & Reed Financial, Inc.
                        Waddell & Reed, Inc.
            Waddell & Reed Investment Management Company
                   Austin, Calvert & Flavin, Inc.
              Fiduciary Trust Company of New Hampshire
                    Waddell & Reed Advisors Funds
                          W & R Funds, Inc.
                      Target/United Funds, Inc.

                                       As Revised:  May 17, 2000

1.  Preface

    Rule 17j-1 of the Investment Company Act of 1940 (the "Act")
    requires registered investment companies and their
    investment advisers and principal underwriters to adopt
    codes of ethics and certain other requirements to prevent
    fraudulent, deceptive and manipulative practices. Each
    investment company in Waddell & Reed Advisors Funds, W & R
    Funds, Inc. and Target/United Funds, Inc. (each a "Fund,"
    and collectively the "Funds") is registered as an open-end management investment company under the Act. Waddell & Reed,
    Inc. ("W&R") is the principal underwriter of each of the
    Funds. Waddell & Reed Investment Management Company
    ("WRIMCO") is the investment adviser of the Funds and may
    also serve as investment adviser to institutional clients
    other than the Funds. Austin, Calvert & Flavin, Inc. ("ACF")
    is a subsidiary of WRIMCO and serves as investment adviser to individuals and institutional clients other than the
    Funds. Fiduciary Trust Company of New Hampshire ("FTC"), is
    a trust company and a subsidiary of W&R; Waddell & Reed
    Financial, Inc. ("WDR") is the public holding company.
    Except as otherwise specified herein, this Code applies to all employees, officers and directors of W&R, WRIMCO, ACF
    and the Funds, (collectively, the "Companies").

    This Code of Ethics (the "Code") is based on the principle that the officers, directors and employees of the Companies have a fiduciary duty to place the interests of their
    respective advisory clients first, to conduct all personal securities transactions consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and
    responsibility, and to conduct their personal securities
    transactions in a manner which does not interfere with the portfolio transactions of any advisory client or otherwise take unfair advantage of their relationship to any advisory client. Persons covered by this Code must adhere to this
    general principle as well as comply with the specific
    provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an
    abuse of an individual's fiduciary duties to any advisory
    client.

    This Code has been approved, and any material change to it must be approved, by each Fund's board of directors,
    including a majority of the Fund's Disinterested directors.

2.  Definitions

    "Access Person" means (i) any employee, director, officer or general partner of a Fund, W&R, WRIMCO or ACF, (ii) any
    director or officer of  FTC or WDR or any employee of any
    company in a control relationship to the Companies who, in the ordinary course of his or her business, makes,
    participates in or obtains information regarding the
    purchase or sale of securities for an advisory client or
    whose principal function or duties relate to the making of any recommendation to an advisory client regarding the
    purchase or sale of securities and (iii) any natural person in a control relationship to the Companies who obtains
    information concerning recommendations made to an advisory client with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access
    Person" simply by virtue of the following:  normally
    assisting in the preparation of public reports, but not
    receiving information about current recommendations or
    trading; or a single instance of obtaining knowledge of
    current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge. The Legal
    Department, in cooperation with department heads, is
    responsible for determining who are Access Persons.

    "Advisory Client" means any client (including both
    investment companies and managed accounts) for which WRIMCO or ACF serves as an investment adviser, renders investment advice or makes investment decisions.

    A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given to the trading room, or prior thereto when, in the opinion of the portfolio manager or division head, a decision,
    whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a
    decision is imminent.

    "Beneficial Ownership" shall be interpreted in the same
    manner as it would be under Rule 16a-1(a)(2) under the
    Securities Exchange Act of 1934 in determining whether a
    person is the beneficial owner of a security for purposes of
    Section 16 of the Securities Exchange Act of 1934. (See
    Appendix A for a more complete description.)

    "Control" shall have the same meaning as that set forth in
    Section 2(a)(9) of the Act.

    "De Minimis Transaction" means a transaction in an equity
    security (or an equivalent security) which is equal to or
    less than 300 shares, or is a fixed-income security (or an equivalent security) which is equal to or less than $15,000 principal amount. Purchases and sales, as the case may be, in the same security or an equivalent security within 30
    days will be aggregated for purposes of determining if the transaction meets the definition of a De Minimis
    Transaction.

    "Disinterested Director" means a director who is not an
    "interested person" within the meaning of Section 2(a)(19)
    of the Act.

    "Equivalent Security" means any security issued by the same entity as the issuer of a subject security, including
    options, rights, warrants, preferred stock, restricted
    stock, phantom stock, bonds and other obligations of that
    company, or security convertible into another security.

    "Immediate Family" of an individual means any of the
    following persons who reside in the same household as the
    individual:

         child               grandparent         son-in-law
         stepchild           spouse              daughter-in-law
         grandchild          sibling             brother-in-law
         parent              mother-in-law       sister-in-law
         stepparent          father-in-law

    Immediate Family includes adoptive relationships and any
    other relationship (whether or not recognized by law) which the Legal Department determines could lead to possible
    conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

    "Investment Personnel" means those employees who provide
    information and advice to a portfolio manager or who help
    execute the portfolio manager's decisions.

    "Large Cap Transaction" means a purchase or sale of
    securities issued by (or equivalent securities with respect
    to) companies with market capitalization of at least $2.5
    billion.

    "Non-Affiliated Director" is a Director that is not an
    affiliated person of W&R.

    "Portfolio Manager" means those employees entrusted with the direct responsibility and authority to make investment
    decisions affecting an Advisory Client.

    "Purchase or sale of a security" includes, without
    limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

    "Security" shall have the meaning set forth in Section
    2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities
    issued by the Government of the United States, short-term
    debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers'
    acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including
    repurchase agreements, and such other money market
    instruments as are designated by the boards of directors of the Companies.

    Security does not include futures contracts or options on
    futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code), but the purchase and sale of such
    instruments are nevertheless subject to the reporting
    requirements of this Code.

    "Security held or to be acquired" by an Advisory Client
    means (a) any security which, within the most recent 15
    days, (i) is or has been held by an Advisory Client or (ii)
    is being or has been considered for purchase by an Advisory
    Client, and (b) any option to purchase or sell, and any
    security convertible into or exchangeable into, a security described in the preceding clause (a).

3.  Pre-Clearance Requirements

    Except as otherwise specified in this Code, all Access
    Persons, except a Non-Affiliated Director or a member of his or her Immediate Family, shall clear in advance through the
    Legal Department any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by
    reason of such transaction acquires, any direct or indirect
    Beneficial Ownership; provided, however, that an Access
    Person shall not be required to clear transactions effected for securities held in any account over which such Access
    Person does not have any direct or indirect influence or
    control.

    For accounts affiliated with Waddell & Reed, Inc. or any of its affiliates or related companies ("affiliated accounts"),
    WRIMCO must clear in advance purchases of equity securities in initial public offerings only.

    Except as otherwise provided in Section 5, the Legal
    Department will not grant clearance for any purchase by an
    Access Person if the Security is currently being considered for purchase or being purchased by any Advisory Client or
    for sale by an Access Person if currently being considered for sale or being sold by any Advisory Client. If the
    Security proposed to be purchased or sold by the Access
    Person is an option, clearance will not be granted if the
    securities subject to the option are being considered for
    purchase or sale as indicated above. If the Security
    proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above. The Legal
    Department will not grant clearance for any purchase by an affiliated account of any security in an initial public
    offering if an Advisory Client is considering the purchase or has submitted an indication of interest in purchasing
    shares in such initial public offering. For all other
    purchases and sales of securities for affiliated accounts, no clearance is necessary, but such transactions are subject to WRIMCO's Procedures for Aggregation of Orders for
    Advisory Clients, as amended from time to time.

    The Legal Department may refuse to preclear a transaction if it deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an
    appearance of impropriety.

    Clearance is effective, unless earlier revoked, until the
    earlier of (1) the close of business on the fifth trading
    day, beginning on and including the day on which such
    clearance was granted, or (2) such time as the Access Person learns that the information provided to the Legal Department in such Access Person's request for clearance is not
    accurate. If an Access Person places an order for a
    transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit
    order), clearance need not be reobtained unless the person who placed the original order amends such order in any way.
    Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person
    has knowledge that a Security to which the clearance relates is being considered for purchase or sale by an Advisory
    Client

4.  Exempted Transactions

    The pre-clearance requirements in Section 3 and the
    prohibited actions and transactions in Section 5 of this
    Code shall not apply to:

    (a)  Purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client.
         This exemption includes accounts managed by WRIMCO, on
         a discretionary basis, that are deemed to be
         beneficially owned by an Access Person.

    (b)  Purchases which are part of an automatic dividend
         reinvestment plan.

    (c)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its
         securities, to the extent such rights were acquired
         from such issuer, and sales of such rights so acquired.

    (d)  Transactions in securities of WDR; however, individuals subject to the Insider Trading Policy remain subject to
         such policy. (See Appendix B).

    (e)  Purchases or sales by a Non-Affiliated Director or a
         member of his or her Immediate Family.

5.  Prohibited Actions and Transactions

    Clearance will not be granted under Section 3 with respect to the following prohibited actions and transactions.
    Engaging in any such actions or transactions by Access
    Persons will result in sanctions, including, but not limited to, the sanctions expressly provided for in this Section.

    (a)  Except with respect to Large Cap Transactions,
         Investment Personnel and Portfolio Managers shall not
         acquire any security for any account in which such
         Investment Personnel or Portfolio Manager has a
         beneficial interest, excluding the Funds, in an initial
         public offering of that security.

    (b)  Except with respect to Large Cap Transactions, Access
         Persons shall not execute a securities transaction on a
         day during which an Advisory Client has a pending buy
         or sell order in that same security or an equivalent
         security until that order is executed or withdrawn. An
         Access Person shall disgorge any profits realized on
         trades within such period.

    (c)  Except for De Minimis Transactions and Large Cap
         Transactions, a Portfolio Manager shall not buy or sell
         a Security within seven (7) trading days before or
         after an Advisory Client that the Portfolio Manager
         manages trades in that Security or an equivalent
         security. A Portfolio Manager shall disgorge any
         profits realized on such trades within such period.

    (d)  Except for De Minimis Transactions and Large Cap
         Transactions, Investment Personnel and Portfolio
         Managers shall not profit in the purchase or sale, or
         sale and purchase, of the same (or equivalent)
         securities within sixty (60) calendar days. The Legal
         Department will review all such short-term trading by
         Investment Personnel and Portfolio Managers and may, in
         its sole discretion, allow exceptions when it has
         determined that an exception would be equitable and
         that no abuse is involved. Investment Personnel and
         Portfolio Managers profiting from a transaction shall
         disgorge any profits realized on such transaction. This
         section shall not apply to options on securities used
         for hedging purposes for securities held longer than
         sixty (60) days.

    (e)  Except with respect to Large Cap Transactions,
         Investment Personnel and Portfolio Managers shall not
         acquire a security in a private placement, absent prior
         authorization from the Legal Department. The Legal
         Department will not grant clearance for the acquisition
         of a security in a private placement if it is
         determined that the investment opportunity should be
         reserved for an Advisory Client or that the opportunity
         to acquire the security is being offered to the
         individual requesting clearance by virtue of such
         individual's position with the Companies. An individual
         who has been granted clearance to acquire securities in
         a private placement shall disclose such investment when
         participating in an Advisory Client's subsequent
         consideration of an investment in the issuer. A
         subsequent decision by an Advisory Client to purchase
         such a security shall be subject to independent review
         by Investment Personnel with no personal interest in
         the issuer.

    (f)  An Access Person shall not execute a securities
         transaction while in possession of material non-public
         information regarding the security or its issuer.

    (g)  An Access Person shall not execute a securities
         transaction which is intended to result in market
         manipulation, including but not limited to, a
         transaction intended to raise, lower, or maintain the
         price of any security or to create a false
         appearance(s) of active trading.

    (h)  Except with respect to Large Cap Transactions, an
         Access Person shall not execute a securities
         transaction involving the purchase or sale of a
         security at a time when such Access Person intends, or
         knows of another's intention, to purchase or sell that
         security (or an equivalent security) on behalf of an
         Advisory Client. This prohibition would apply whether
         the transaction is in the same (e.g., two purchases) or
         the opposite (a purchase and sale) direction as the
         transaction of the Advisory Client.

    (i)  An Access Person shall not cause or attempt to cause
         any Advisory Client to purchase, sell, or hold any
         security in a manner calculated to create any personal
         benefit to such Access Person or his or her Immediate
         Family. If an Access Person or his or her Immediate
         Family stands to materially benefit from an investment
         decision for an Advisory Client that the Access Person
         is recommending or in which the Access Person is
         participating, the Access Person shall disclose to the
         persons with authority to make investment decisions for
         the Advisory Client, any beneficial interest that the
         Access Person or his or her Immediate Family has in
         such security or an equivalent security, or in the
         issuer thereof, where the decision could create a
         material benefit to the Access Person or his or her
         Immediate Family or result in the appearance of
         impropriety.

    (j)  Investment Personnel and Portfolio Managers shall not accept from any person or entity that does or proposes
         to do business with or on behalf of an Advisory Client
         a gift or other thing of more than de minimis value or
         any other form of advantage. The solicitation or giving
         of such gifts by Investment Personnel and Portfolio
         Managers is also prohibited. For purposes of this
         subparagraph, "de minimis" means $75 or less if
         received in the ordinary course of business.

    (k)  Investment Personnel and Portfolio Managers shall not serve on the board of directors of publicly traded
         companies, absent prior authorization from the Legal
         Department. The Legal Department will grant
         authorization only if it is determined that the board
         service would be consistent with the interests of any
         Advisory Client. In the event board service is
         authorized, such individuals serving as directors shall
         be isolated from those making investment decisions
         through procedures designed to safeguard against
         potential conflicts of interest, such as a Chinese Wall
         policy or investment restrictions.

6.  Reporting by Access Persons

    (a)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall require
         a broker-dealer or bank effecting a transaction in any
         security in which such Access Person has, or by reason
         of such transaction acquires, any direct or indirect
         Beneficial Ownership in the security to timely send
         duplicate copies of each confirmation for each
         securities transaction and periodic account statement
         for each brokerage account in which such Access Person
         has a beneficial interest to Waddell & Reed, Inc.,
         Attention: Legal Department.

    (b)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall report
         to the Legal Department no later than 10 days after the
         end of each calendar quarter the information described
         below with respect to transactions during the quarter
         in any security in which such Access Person has, or by
         reason of such transaction acquired, any direct or
         indirect Beneficial Ownership in the security and with
         respect to any account established by the Access Person
         in which securities were held during the quarter for
         the direct or indirect benefit of the Access Person;
         provided, however, that an Access Person shall not be
         required to make a report with respect to transactions
         effected for or securities held in any account over
         which such Access Person does not have any direct or
         indirect influence or control:

         (i)  The date of the transaction, the name, the
              interest rate and maturity date (if applicable),
              the number of shares and the principal amount of
              the security;

         (ii) The nature of the transaction (i.e., purchase,
              sale or any other type of acquisition or
              disposition);

         (iii)The price at which the transaction was effected;

         (iv) The name of the broker, dealer or bank with or
              through whom the transaction was effected and,
              with respect to an account described above in this
              paragraph, with whom the Access Person established
              the account;

         (v)  The date the account was established; and

         (vi) The date the report is submitted.

    (c)  Upon commencement of employment, or, if later, at the time he or she becomes an Access Person each such
         Access Person, except a Non-Affiliated Director or a
         member of his or her Immediate Family, shall provide
         the Legal Department with a report that discloses:

         (i)  The name, number of shares and principal amount of
              each security in which the Access Person had any
              direct or indirect Beneficial Ownership when he or
              she became an Access Person;

         (ii) The name of any broker, dealer or bank with which
              the Access Person maintained an account in which
              securities were held for the direct or indirect
              benefit of the Access Person as of the date he or
              she became an Access Person; and

         (iii) The date of the report.

         Annually thereafter, each Access Person, except a Non-
         Affiliated Director or a member of his or her Immediate
         Family, shall provide the Legal Department with a
         report that discloses the following information
         (current as of a date no more than 30 days before the
         report is submitted):

         (i)  The name, number of shares and principal amount of
              each security in which the Access Person had any
              direct or indirect Beneficial Ownership;

         (ii) The name of any broker, dealer or bank with which
              the Access Person maintains an account in which
              securities were held for the direct or indirect
              benefit of the Access Person; and

         (iii) The date the report is submitted.

         However, an Access Person shall not be required to make
         a report with respect to securities held in any account
         over which such Access Person does not have any direct
         or indirect influence or control.

         In addition, each Access Person, except a Non-
         Affiliated Director or a member of his or her Immediate
         Family, shall annually certify in writing that all
         transactions in any security in which such Access
         Person has, or by reason of such transaction has
         acquired, any direct or indirect Beneficial Ownership
         have been reported to the Legal Department. If an
         Access Person had no transactions during the year, such
         Access Person shall so advise the Legal Department.

    (d)  A Non-Affiliated Director or a member of his or her
         Immediate Family need only report a transaction in a
         security if such director, at the time of that
         transaction, knew or, in the ordinary course of
         fulfilling his or her official duties as a director,
         should have known that, during the 15-day period
         immediately preceding the date of the transaction by
         the director, such security was purchased or sold by an
         Advisory Client or was being considered for purchase or
         sale by an Advisory Client.

    (e)  In connection with a report, recommendation or decision of an Access Person to purchase or sell a security, the
         Companies may, in their discretion, require such Access
         Person to disclose his or her direct or indirect
         Beneficial Ownership of such security. Any such report
         may contain a statement that the report shall not be
         construed as an admission by the person making such
         report that he or she has any direct or indirect
         Beneficial Ownership in the security to which the
         report relates.

    (f)  The Legal Department shall identify all Access Persons who are required to make reports under this section and
         shall notify those persons of their reporting
         obligations hereunder. The Legal Department shall
         review, or determine other appropriate personnel to
         review, the reports submitted under this section.

7.  Reports to Board

    At least annually, each Fund, WRIMCO and W&R shall provide the Fund's board of directors, and the board of directors
    shall consider, a written report that:

    (a) Describes any issues arising under this Code or the
        related procedures instituted to prevent violation of
        this Code since the last report to the board of
        directors, including, but not limited to, information
        about material violations of this Code or such
        procedures and sanctions imposed in response to such
        violations; and

    (b) Certifies that the Fund, WRIMCO and W&R, as applicable, have adopted procedures reasonably necessary to prevent
        Access Persons from violating this Code.

        In addition to the written report otherwise required by
        this section, all material violations of this Code and
        any sanctions imposed with respect thereto shall be
        periodically reported to the board of directors of the
        Fund with respect to whose securities the violation
        occurred.

8.  Confidentiality of Transactions and Information

    Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by an Advisory Client, the contents of any research
    report, recommendation or decision, whether at the
    preliminary or final level, and the holdings of an Advisory
    Client and shall not disclose any such confidential
    information without prior consent from the Legal Department.
    Notwithstanding the foregoing, with respect to a Fund, the holdings of the Fund shall not be considered confidential
    after such holdings by the Fund have been disclosed in a
    public report to shareholders or to the Securities and
    Exchange Commission.

    Access Persons shall not disclose any such confidential
    information to any person except those employees and
    directors who need such information to carry out the duties of their position with the Companies.

9.  Sanctions

    Upon discovering a violation of this Code, the Companies may impose such sanctions as it deems appropriate, including,
    without limitation, a letter of censure or suspension or
    termination of the employment of the violator.

       10.  Certification of Compliance

    Each Access Person, except a Non-Affiliated Director and
    members of his or her Immediate Family, shall annually
    certify that he or she has read and understands this Code
    and recognizes that he or she is subject hereto.

                  Appendix A to the Code of Ethics

                       "Beneficial Ownership"

    For purposes of this Code, "Beneficial Ownership" is
    interpreted in the same manner as it would be under Rule
    16a-1(a)(2) of the Securities Exchange Act of 1934 in
    determining whether a person is the beneficial owner of a
    security for purposes of Section 16 of the Securities
    Exchange Act of 1934. In general, a "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or
    otherwise, has or shares any direct or indirect pecuniary
    interest in the security. The Companies will interpret
    Beneficial Ownership in a broad sense.

    The existence of Beneficial Ownership is clear in certain
    situations, such as:  securities held in street name by
    brokers for an Access Person's account, bearer securities
    held by an Access Person, securities held by custodians,
    pledged securities, and securities held by relatives or
    others for an Access Person. An Access Person is also
    considered the beneficial owner of securities held by
    certain family members. The SEC has indicated that an
    individual is considered the beneficial owner of securities owned by such individual's Immediate Family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

    An Access Person is deemed to have Beneficial Ownership of securities owned by a trust of which the Access Person is
    the settlor, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or
    administrator, legatee or beneficiary, securities owned by a partnership of which the Access Person is a partner, and
    securities of a corporation of which the Access Person is a director, officer or shareholder.

    An Access Person must comply with the provisions of this
    Code with respect to all securities in which such Access
    Person has a Beneficial Ownership.  If an Access Person is
    in doubt as to whether she or he has a Beneficial Ownership interest in a security, the Access Person should report the ownership interest to the Legal Department. An Access Person may disclaim Beneficial Ownership as to any security on
    required reports.

                             APPENDIX B

                 POLICY STATEMENT ON INSIDER TRADING
                          December 8, 1994

    I.   Prohibition on Insider Trading

         All employees, officers, directors and other persons
    associated with the Companies as a term of their employment or association are forbidden to misuse in violation of
    Federal securities laws or other applicable laws material
    nonpublic information.

         This prohibition covers transactions for one's own
         benefit and also for the benefit of or on behalf of
         others, including the investment companies in the
         United Group of Mutual Funds, Waddell & Reed Funds,
         Inc. and Target/United Funds, Inc. (the "Funds") or
         other investment Advisory Clients. The prohibition also
         covers the unlawful dissemination of such information
         to others. Such conduct is frequently referred to as
         "insider trading". The policy of the Companies applies
         to every officer, director, employee and associated
         person of the Companies and extends to activities
         within and outside their duties at the Companies. The
         prohibition is in addition to the other policies and
         requirements under the Companies' Code of Ethics and
         other policies issued from time to time. It applies to
         transactions in any securities, including publicly
         traded securities of affiliated companies (e.g.,
         Waddell & Reed Financial, Inc.[1]

         This Policy Statement is intended to inform personnel
         of the issues so as to enable them to avoid taking
         action that may be unlawful or to seek clearance and
         guidance from the Legal Department when in doubt. It is
         not the purpose of this Policy Statement to give
         precise and definitive rules which will relate to every
         situation, but rather to furnish enough information so
         that subject persons may avoid unintentional violations
         and seek guidance when necessary.

         All employees, officers and directors of the Companies
         will be furnished with or have access to a copy of this
         Policy Statement. Any questions regarding the policies
         or procedures described herein should be referred to
         the Legal Department. To the extent that inquiry of
         employees reveals that this Policy Statement is not
         self-explanatory or is likely to be substantively
         misunderstood, appropriate personnel will conduct
         individual or group meetings from time to time to
         assure that policies and procedures described herein
         are understood.

    -------
    [1]Reporting transactions in affiliated corporation securities is in addition to and does not replace the obligation of
    certain senior officers to file reports with the Securities and Exchange Commission.

         The term "insider trading" is not defined in the
         Federal securities laws, but generally is used to refer
         to the use of material nonpublic information to trade
         in securities (whether or not one is an "insider") or
         to communications of material nonpublic information to
         others. In addition, there is no definitive and precise
         law as to what constitutes material nonpublic
         information or its unlawful use. The law in these areas
         has been developed through court decisions primarily
         interpreting basic anti-fraud provisions of the Federal
         securities laws. There is no statutory definition, only
         statutory sanctions and procedural requirements.

         While the law concerning insider trading is not static,
         it is generally understood that the law is as follows:

         (a)  It is unlawful for any person, directly or
              indirectly, to purchase, sell or cause the
              purchase or sale of any security, either
              personally or on behalf of or for the benefit of
              others, while in the possession of material,
              nonpublic information relating thereto, if such
              person knows or recklessly disregards that such
              information has been obtained wrongfully, or that
              such purchase or sale would constitute a wrongful
              use of such information. The law relates to
              trading by an insider while in possession of
              material nonpublic information or trading by a
              non-insider while in possession of material
              nonpublic information, where the information
              either was disclosed to the non-insider in
              violation of an insider's duty to keep it
              confidential or was misappropriated.

         (b)  It is unlawful for any person involved in any
              transaction which would violate the foregoing to
              communicate material nonpublic information to
              others (or initiate a chain of communication to
              others) who purchase or sell the subject security
              if such sale or purchase is reasonably
              foreseeable.

         The major elements of insider trading and the penalties
         for such unlawful conduct are discussed below. If,
         after reviewing this Policy Statement, you have any
         questions, you should consult the Legal Department.

         1.   Who is an Insider?  The concept of "insider" is
              broad. It includes officers, directors and
              employees of the company in possession of
              nonpublic information. In addition, a person can
              be a "temporary insider" if he or she enters into
              a special confidential relationship in the conduct
              of the company's affairs and as a result is given
              access to information solely for the company's
              purposes. A temporary insider can include, among
              others, a company's attorneys, accountants,
              consultants, bank lending officers, and certain of
              the employees of such organizations. In addition,
              the Companies may become a temporary insider of a
              company it advises or for which it performs
              services.

         2.   What is Material Information?  Trading on inside
              information is not a basis for liability unless
              the information is material. "Material
              information" includes information that a
              reasonable investor would be likely to consider
              important in making an investment decision,
              information that is reasonably certain to have a
              substantial effect on the price of a company's
              securities if publicly known, or information which
              would significantly alter the total mix of
              information available to shareholders of a
              company. Information that one may consider
              material includes information regarding dividends,
              earnings, estimates of earnings, changes in
              previously released earnings estimates, merger or
              acquisition proposals or agreements, major
              litigation, liquidation problems, new products or
              discoveries and extraordinary management
              developments. Material information is not just
              information that emanates from the issuer of the
              security, but includes market information such as
              the intent of someone to commence a tender offer
              for the securities, a favorable or critical
              article in an important financial publication or
              information relating to a Fund's buying program.

         3.   What is Nonpublic Information?  Information is
              nonpublic until it has been effectively
              communicated to the marketplace and is available
              to investors generally. One must be able to point
              to some fact to show that the information is
              generally public. For example, information found
              in a report filed with the SEC, or appearing in
              The Wall Street Journal or other publications of
              general circulation would be considered public.

         4.   When is a Person in Possession of Information?
              Once a person has possession of material nonpublic
              information, he or she may not buy or sell the
              subject security, even though the person is
              prompted by entirely different reasons to make the
              transaction, if such person knows or recklessly
              disregards that such information was wrongfully
              obtained or will be wrongfully used. Advisory
              personnel's normal analytical conclusions, no
              matter how thorough and convincing, can
              temporarily be of no use if the analyst has
              material nonpublic information, which he knows or
              recklessly disregards is information which was
              wrongfully obtained or would be wrongfully used.

         5.   When Is Information Wrongfully Obtained or
              Wrongfully Used?  Wrongfully obtained connotes the
              idea of gaining the information from some unlawful
              activity such as theft, bribery or industrial
              espionage. It is not necessary that the subject
              person gained the information through his or her
              own actions. Wrongfully obtained includes
              information gained from another person with
              knowledge that the information was so obtained  or
              with reckless disregard that the information was
              so obtained. Wrongful use of information concerns
              circumstances where the person gained the
              information properly, often to be used properly,
              but instead using it in violation of some express
              or implied duty of confidentiality. An example
              would be the personal use of information
              concerning Funds' trades. The employee may need to
              know a Fund's pending transaction and may even
              have directed it, but it would be unlawful to use
              this information in his or her own transaction or
              to reveal it to someone he or she believes may
              personally use it.

         6.   When Is Communicating Information (Tipping)
              Unlawful?  It is unlawful for a person who,
              although not trading himself or herself,
              communicates material nonpublic information to
              those who make an unlawful transaction if the
              transaction is reasonably foreseeable. The reason
              for tipping the information is not relevant. The
              tipper's motivation is not of concern, but it is
              relevant whether the tipper knew the information
              was unlawfully obtained or was being unlawfully
              used. For example, if an employee tips a friend
              about a large pending trade of a Fund, why he or
              she did so is not relevant, but it is relevant
              that he or she had a duty not to communicate such
              information. It is unlawful for a tippee to trade
              while in possession of material nonpublic
              information if he or she knew or recklessly
              ignored that the information was wrongfully
              obtained or wrongfully communicated to him or her
              directly or through a chain of communicators.

    II.  Penalties for Insider Trading

         Penalties for unlawful trading or communication of
         material nonpublic information are severe, both for
         individuals involved in such unlawful conduct and their
         employers. A person can be subject to some or all the
         penalties below even if he or she does not personally
         benefit from the violation. Penalties include civil
         injunctions, treble damages, disgorgement of profits,
         jail sentences, fines for the person who committed the
         violation and fines for the employer or other
         controlling person. In addition, any violation of this
         Policy Statement can be expected to result in serious
         sanctions by any or all of the Companies, including,
         but not limited to, dismissal of the persons involved.

    III. Monitoring of Insider Trading

         The following are some of the procedures which have
         been established to aid the officers, directors and
         employees of the Companies in avoiding insider trading,
         and to aid the Companies in preventing, detecting and
         imposing sanctions against insider trading. Every
         officer, director and employee of the Companies must
         follow these procedures or risk serious sanctions,
         including dismissal, substantial liability and criminal
         penalties. If you have any questions about these
         procedures, you should consult the Legal Department.

         A.   Identifying Inside Information
              Before trading for yourself or others in the
              securities of a company about which you may have
              potential inside information, ask yourself the
              following questions:

              (1)  Is the information material?  Is this
                   information that an investor would consider
                   important in making his or her investment
                   decisions?  Is this information that would
                   substantially affect the market price of
                   securities if generally disclosed?

              (2)  Is the information nonpublic?  To whom has
                   this information been provided?  Has the
                   information been effectively communicated to
                   the marketplace by being published in a
                   publication of general circulation?

              (3)  Do you know or have any reason to believe the
                   information was wrongfully obtained or may be
                   wrongfully used?

              If after consideration of the above, you believe
              that the information is material and nonpublic and
              may have been wrongfully obtained or may be
              wrongfully used, or if you have questions as to
              whether the information is material or nonpublic
              or may have been wrongfully obtained or may be
              wrongfully used, you should take the following
              steps:

              (1)  Report the matter immediately to the Legal
                   Department.

              (2)  Do not purchase or sell the securities on
                   behalf of yourself or others.